Exhibit 10.1

MEDQUEST, INC.
4300 North Point Parkway
Alpharetta, Georgia 30022

as of August 31, 2005

Wachovia Bank, National Association
One Wachovia Center, 5th Floor
301 S. College Street, NC 0537
Charlotte, North Carolina 28288-0537
Attn: C. Mark Hedrick, Director

Letter Agreement

Dear Mr. Hedrick:

This letter agreement (the “August 31 Letter Agreement”) makes reference to that certain Letter Agreement - Third Waiver dated as of August 13, 2005 (the “August 13 Letter Agreement”) among Holdings, the Borrower, the Lenders party thereto and the Administrative Agent. Capitalized terms used herein without definition shall have the meanings given to them in the August 13 Letter Agreement.

Pursuant to the terms of the August 13 Letter Agreement, the date certain by when the Waiver Period of the Third Waiver expires was extended through August 31, 2005. Upon execution and delivery of this August 31 Letter Agreement by the Administrative Agent, the Administrative Agent (with the prior consent of the Required Lenders) agrees that the proviso to Section 1 of the Third Amendment shall be amended by deleting the date “August 31, 2005” and inserting “5:00 p.m. Charlotte, North Carolina time on September 7, 2005” in lieu thereof.

Holdings and the Borrower hereby represent and warrant to the Administrative Agent and the Lenders that: (a) certain of the Equity Investors (as defined in the press release (the “Press Release”) attached as an exhibit to the Current Report on Form 8-K filed by Holdings with the SEC on July 29, 2005 (the “Form 8-K”)) have represented to Holdings that they intend to make the Additional Equity Investment (as defined in the Press Release) upon satisfaction of the conditions to the consent solicitations referred to in the Press Release; and (b) neither the Borrower nor Holdings has any knowledge of any fact or condition that would terminate or materially modify the intent of the Equity Investors to make the Additional Equity Investment as described in the foregoing clause (a).

Furthermore, Holdings and the Borrower hereby agree that, if Holdings or the Borrower requests an extension of the waiver period beyond September 7, 2005, and such extension is granted, the Borrower shall pay a fee to the Administrative Agent for the respective account of each Lender (pro rata in accordance with such Lender’s portion of the total Commitments) in an aggregate amount equal to 0.10% of the total Commitments in effect as of 12:00 p.m. Charlotte, North Carolina time on September 6, 2005.

This August 31 Letter Agreement shall be construed in accordance with the laws (without regard to the conflict of laws provisions) of the State of New York, but giving effect to federal laws applicable to national banks.

This August 31 Letter Agreement may be executed by one or more of the parties on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. Delivery of an executed signature page of this August 31 Letter Agreement by facsimile transmission shall be effective as delivery of a manually executed counterpart hereof.

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Very truly yours,

MEDQUEST, INC.

		By:	/s/ John Haggerty
		Name:	John Haggerty
		Title:	Chief Financial Officer

MQ ASSOCIATES, INC.

		By:	/s/ John Haggerty
		Name:	John Haggerty
		Title:	Chief Financial Officer

ACCEPTED AND
AGREED TO BY:

WACHOVIA BANK, NATIONAL
ASSOCIATION, as Administrative Agent

By:	/s/ C. Mark Hedrick
Name:	C. Mark Hedrick
Title:	Director

Signature Page to August 31 Letter Agreement